Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Team Health Holdings, Inc. 1997 Equity Participation Plan, the Amended and Restated 2002 Equity Participation Plan of Team Health Holdings, Inc., the Amended and Restated Team Health Holdings, Inc. 2007 Equity Participation Plan, and the Amended and Restated Team Health Holdings, Inc. 2012 Equity Participation Plan of Team Health Holdings, Inc. of our reports dated February 10, 2015, with respect to the consolidated financial statements and schedule of Team Health Holdings, Inc. and the effectiveness of internal control over financial reporting of Team Health Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

November 20, 2015

Nashville, Tennessee